Exhibit 1.3

AMENDMENT NO. 1

TO THE

AMENDED AND RESTATED DEALER MANAGER AGREEMENT

This Amendment No. 1 to the Amended and Restated Dealer Manager Agreement (this “Amendment”) is made and entered into as of August 22, 2022, by and among FS Credit Real Estate Income Trust, Inc. (the “Company”), FS Investment Solutions, LLC (the “Dealer Manager”) and FS Real Estate Advisor, LLC (the “Advisor,” and together with the Dealer Manager and the Company, the “Parties”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement (as defined below).

RECITALS

WHEREAS, the Parties previously entered into that certain Amended and Restated Dealer Manager Agreement dated as of August 17, 2018 (the “Agreement”);

WHEREAS, Section 4.4(c) of the Agreement and Section IV of the Form of Selected Dealer Agreement thereto contemplate that the annual stockholder servicing fee (the “Stockholder Servicing Fee”) paid to the Dealer Manager on each of the Class T Offered Shares is comprised of the advisor Stockholder Servicing Fee and the dealer Stockholder Servicing Fee; and

WHEREAS, in accordance with Section 10.2 of the Agreement, the Parties desire to amend the Agreement, including the Form of Selected Dealer Agreement thereto, to replace the term “advisor Stockholder Servicing Fee” with the term “representative Stockholder Servicing Fee”.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, and the mutual promises contained herein, the Parties hereto agree as follows:

AGREEMENT

1. Amendment to the Agreement.

(a) Replacement of Terms. All occurrences of the term “advisor Stockholder Servicing Fee” in the Agreement, including the Form of Selected Dealer Agreement thereto, shall hereby be replaced with the term “representative Stockholder Servicing Fee.” The replacement of the term shall not change the meaning of the term as defined in the Agreement. All such replacements shall be applicable in the singular, plural and possessive forms of the respective terms thereof.

2. Miscellaneous.

(a) Counterparts; Signature. This Amendment may be executed in any number of counterparts and by the Parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or electronic means shall be effective as delivery of a manually executed counterpart of this Amendment.

(b) Governing Law. This Amendment shall be governed by and construed in accordance with Section 7 of the Agreement.

(c) Continued Effect. Except as specifically set forth herein, all other terms and conditions of the Agreement shall remain unmodified and in full force and effect, the same being confirmed and republished hereby. In the event of any conflict between the terms of the Agreement and the terms of this Amendment, the terms of this Amendment shall control.

(d) Notice to Selected Dealers. The Dealer Manager shall provide prompt written notice to each Selected Dealer of this Amendment and the corresponding replacement of the term “advisor Stockholder Servicing Fee” occurring in such Selected Dealer’s Selected Dealer Agreement with the term “representative Stockholder Servicing Fee,” in each case pursuant to the term of such applicable Selected Dealer Agreement.

[Signatures on following page.]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date set forth above.

FS CREDIT REAL ESTATE INCOME TRUST, INC.

By:	/s/ Michael C. Forman
Name: Michael C. Forman
Title: President and Chief Executive Officer

FS REAL ESTATE ADVISOR, LLC

By:	/s/ Michael C. Forman
Name: Michael C. Forman
Title: Chief Executive Officer

FS INVESTMENT SOLUTIONS, LLC

By:	/s/ Enrico Gaglioti
Name: Enrico Gaglioti
Title: President

[Signature Page to Amendment No. 1 to the Amended and Restated Dealer Manager Agreement]